UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): May 1, 2009 (April 27, 2009)

China Industrial Waste Management, Inc.
(Exact name of registrant as specified in its charter)

Nevada	002-95836-NY	13-3250816
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

China Industrial Waste Management, Inc.
c/o Dalian Dongtai Industrial Waste Treatment Co., Ltd
No. 1 Huaihe West Road
E-T-D-Zone, Dalian, China 116600
(Address of principal executive offices)  (Zip Code)

Registrant's telephone number, including area code: 011-86-411-85811229

N/A
(Former Name and Address if changed since the last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Item 7.01.	Regulation FD Disclosure.

Item 8.01.	Other Events.

On April 27, 2009, the Board of Directors of China Industrial Waste Management, Inc. (the “Company”):

(a)	increased the number of directors constituting the entire Board of Directors from three to seven members; and

(b)	appointed four directors to fill the vacancies created by the increase in the size of the board.

The names and backgrounds of the newly-appointed directors are as follows:

Wong Heung Ming Henry (a/k/a Henry Wong), age 39, was appointed as a director of the Company on April 27 2009. Since September 2007, Mr. Wong has been employed as an internal auditor for Xinhua Finance Media Ltd. (NASDAQ: XSEL), a company engaged in advertising and media relations located in Beijing, China. From September 2004 until September 2007, he served as an auditor PricewaterhouseCoopers Zhong Tian CPAs Ltd.’s division located in Beijing. From 2002 to 2003, Mr. Wong served as internal audit manager of the Hong Kong and China Gas Company Limited. From 1993 to 2002, he was employed on the audit staff of Deloitte & Touche Corporate Finance Limited and Deloitte & Touche Tohmatsu Hong Kong. Mr. Wong was awarded a Master of E-commerce Degree from Open University of Hong Kong in 2002, and a Bachelor of Arts Degree in Accounting from the City University of Hong Kong in 1993. Mr. Wong is also a member of the Association of Chartered Certified Accountants, a member of the Hong Kong Institute of Certified Public Accountants and a Certified Internal Auditor.

Francis Nyon Seng Leong, age 65, was appointed as a director of the Company on April 27, 2009. Since October 2003, Mr. Leong has served as a financial consultant for Sungai River Inc., an international financial consulting firm located in Calgary, Alberta, Canada. During his distinguished career in public finance, Mr. Leong has served at various times as Finance Officer for the City of Calgary, Alberta, as well as its Controller of Transit Transportation, Waterworks, Sanitary and Storm Sewers, Assistant Controller of Electric Systems and as its City Treasurer and General Manager of Finance. Mr. Leong was awarded a Master of Public Administration Degree from Brigham Young University, Provost, Utah, in 1975 and a Bachelor of Communications Degree from National Chengchi University, Taipei, Taiwan, in 1968. Mr. Leong serves as a Director on the Board of two Toronto Stock Exchange – Venture Board listed companies, i.e., Grand Power Logistics (GPW) and Boyuan Construction Group Inc (BOY).

Zhang Long, age 35, was appointed as a director of the Company on April 27, 2009. Since 2008, Mr. Zhang has been the principal of the Zhang Long Law Firm in Beijing, China. Mr.Zhang received his Bachelor of Law Degree from Northwest University of Politics and Law, Xian City, China, in 1996.

Wu Chunyou, age 63, was appointed as a director of the Company on April 27, 2009. Mr. Wu has been employed as a Professor of Business Administration at the Dalian University of Technology since 1992. He also serves as an independent director and member of the compensation committee of Dalian Thermal Power Company, Dalian, China. Mr. Wu completed his studies at the Tsinghua University School of Economics and Management and Dalian University of Technology.

Each director appointee has agreed to serve as a director of the Company and will hold office until the next annual meeting of the Company’s stockholders or until his or her replacement has been duly elected and qualified. Each director appointee is “independent” as that term is used in Nasdaq Marketplace Rule 4200(a)(15), and, as a result, the Company’s Board of Directors now consists of a majority of members who are independent within the meaning of such Rule 4200(a)(15). The Company’s Board of Directors has not as yet established an audit committee or any other committees of the board; the Company is currently evaluating the establishment of one or more committees in connection with a possible application for listing of its common stock on a national stock exchange in the United States.

On May 1, 2009, the Company disseminated a press release relating to the foregoing disclosure. A copy of that press release is furnished as an exhibit to this report.  The press release shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description of Exhibit

99.1	Press Release dated May 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Dong Jinqing
Name: Dong Jinqing
Title: Chief Executive Officer

Date: May 1, 2009

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated May 1, 2009